Exhibit 4.1

[FORM OF NOTE]

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE REGISTRAR MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.05 OF THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.05 OF THE INDENTURE AND (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.10 OF THE INDENTURE.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

FORM OF 7.625% SERIES NOTE DUE 2054
FACE OF NOTE

EUSHI FINANCE, INC.
7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054

No. [•] $[•]

CUSIP No.: [•]

ISIN No.: [•]

EUSHI FINANCE, INC., a corporation duly organized and existing under the laws of the State of Delaware (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay to Cede & Co., or registered assigns, the principal sum of [•] Million Dollars ($[•]) on December 15, 2054 (the “Maturity Date”), and to pay interest thereon (i) from and including the June 18, 2024 (the “Original Issue Date”) to but excluding December 15, 2029 (the “First Reset Date”) at the rate of 7.625% per annum and (ii) from and including the First Reset Date, during each Reset Period (as defined on the reverse hereof) at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined on the reverse hereof) as of the most recent Reset Interest Determination Date (as defined on the reverse hereof) plus a spread of 3.136%, to be reset on each Reset Date (as defined on the reverse hereof).

Interest Payment Dates: June 15 and December 15, beginning December 15, 2024, subject to the Issuer’s right to defer interest payments pursuant to the provisions set forth below.

Record Dates: (i) if all of the Notes are in book-entry form represented by one or more Global Securities, the Business Day immediately preceding the applicable Interest Payment Date and (ii) if any of the Notes are not in book-entry form represented by one or more Global Securities, the 15th calendar day preceding such Interest Payment Date (whether or not a Business Day) (each such date in clauses (i) and (ii), a “Regular Record Date”).

Unless the certificate of authentication hereon has been duly executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

2

IN WITNESS WHEREOF, the Issuer has caused this Security to be signed manually or by facsimile by one of its duly authorized officers.

Dated: June 18, 2024

EUSHI FINANCE, INC.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

EQUINITI TRUST COMPANY, LLC, as Trustee

By:
Authorized Signatory

REVERSE SIDE OF NOTE

This Security is one of a duly authorized issue of securities of the Issuer designated as its 7.625% Fixed-to-Fixed Reset Rate Notes due 2054 (the “Securities”), initially in aggregate principal amount of $[                ], which may be issued under the Indenture dated as of June 18, 2024 (the “Original Indenture”), as supplemented by the First Supplemental Indenture dated as of June 18, 2024 (the “First Supplemental Indenture” and, the Original Indenture as supplemented by the First Supplemental Indenture, the “Indenture”), by and among the Issuer, Emera Incorporated (the “Company”), Emera US Holdings Inc. (“EUSHI” and together with the Company, the “Guarantors”), and Equiniti Trust Company, LLC, as trustee (the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Issuer, the Guarantors, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is a global Security initially representing $[              ] aggregate principal amount of the Securities of this series.

Interest on the Notes will accrue from the Original Issue Date and will be payable semi-annually in arrears on June 15 and December 15 (each, an “Interest Payment Date”) of each year, beginning on December 15, 2024, to Holders at the close of business on the Regular Record Date for the applicable Interest Payment Date, subject to the Company’s right to defer interest payments pursuant to the provisions set forth below.

Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. The applicable interest rate for each Reset Period will be determined by the Calculation Agent (as defined below), as of the applicable Reset Interest Determination Date, in accordance with following provisions:

As provided above, the applicable interest rate for each Reset Period will be determined by the Calculation Agent, as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent will notify the Company of the interest rate for the Reset Period and the Company will promptly notify, or cause the Calculation Agent to promptly notify, in writing, the Trustee and each Paying Agent of such interest rate. The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period beginning on or after the First Reset Date, will be on file at the Company’s principal offices, will be made available to any Holder or beneficial owner of the Notes upon request and will be final and binding in the absence of manifest error.

If an Interest Payment Date, redemption date, or maturity date falls on a day that is not a Business Day, payment will be made on the next succeeding Business Day with the same force and effect as if made on such payment date.

“Business Day” means, unless otherwise expressly stated, any day other than (i) a Saturday or Sunday or (ii) a day on which banks and trust companies in The City of New York are authorized or obligated by law, regulation or executive order to remain closed.

“Calculation Agent” means, at any time, the entity appointed by the Issuer and serving as such agent with respect to the Notes at such time. Unless the Issuer has validly called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date, the Issuer will appoint a Calculation Agent for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Issuer has called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date but the Issuer does not redeem all of the outstanding Notes on such redemption date, the Issuer will appoint a Calculation Agent for the Notes as promptly as practicable after such proposed redemption date. The Issuer may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time (so long as there shall always be a Calculation Agent in respect of the Notes when so required). The Issuer may appoint the Company or an affiliate of the Company as calculation agent.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published (or, if fewer than five consecutive Business Days are so published on the applicable Reset Interest Determination Date, for such number of Business Days published) in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be 7.625% per annum, which is the same interest rate as in effect from and including the Original Issue Date to but excluding the First Reset Date.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“Interest Payment Period” means the semi-annual period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding December 15, 2024.

“most recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

“redemption date” when used with respect to any Notes to be redeemed, means the date fixed for such redemption pursuant to the First Supplemental Indenture.

“Reset Date” means the First Reset Date and December 15 of every fifth year after 2029.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to but excluding the next following Reset Date and thereafter each period from and including a Reset Date to but excluding the next following Reset Date, or the maturity date or date of redemption or repayment, as the case may be.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Issuer (i) by check mailed to the address of the Person entitled thereto as such address shall appear on the Security Register or (ii) by wire transfer to an account maintained in the United States or Canada by the payee. Notwithstanding the foregoing, payments of principal, premium, if any, and interest on a global Security registered in the name of a Depositary or its nominee will be made by wire transfer of immediately available funds. Principal paid in relation to any Security of this series at Stated Maturity shall be paid to the Holder of such Security only upon presentation and surrender of such Security to such office or agency referred to above.

As provided for in the Indenture, the Issuer may from time to time without notice to, or the consent of, the Holders of the Securities, create and issue additional Securities of this series under the Indenture, equal in rank to the Outstanding Securities of this series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new Securities of this series or except for the first payment of interest following the issue date of the new Securities of this series) so that the new Securities of this series shall be consolidated and form a single series with the Outstanding Securities of this series and have the same terms as to status, redemption or otherwise as the Outstanding Securities of this series; provided that, if the additional Securities of this series are not fungible with the Outstanding Securities of this series for U.S. federal income tax purposes, the additional Securities shall have a separate CUSIP and/or ISIN number.

The Issuer shall pay to the Holder of this Security (i) such Additional Amounts and other amounts as may be payable under Section 10.05 of the Original Indenture and (ii) such Additional Interest as may be payable pursuant to the Registration Rights Agreement. Whenever in this Security there is mentioned, in any context, the payment of principal (or premium, if any), interest or any other amount payable under or with respect to this Security, such mention shall be deemed to include mention of the payment of Additional Amounts and/or Additional Interest to the extent that, in such context, Additional Amounts and/or Additional Interest are, were or would be payable in respect thereof.

Optional Interest Deferral. So long as no Event of Default with respect to the Notes has occurred and is continuing, the Issuer may, at its option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 consecutive semi-annual Interest Payment Periods (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the final maturity date of the Notes or end on a day other than the day immediately preceding an Interest Payment Date. During any Optional Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes). In addition, during any Optional Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law. No interest will be due or payable on the Notes during an Optional Deferral Period, except upon a redemption of any Notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes to be redeemed to but excluding such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes shall become due and payable). All references in the Notes and, insofar as it relates to the Notes, the Indenture, to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 consecutive semi-annual Interest Payment Periods, the Issuer may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive semi-annual Interest Payment Periods or extend beyond the final maturity date of the Notes. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an Interest Payment Date. At the end of any Optional Deferral Period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, the Issuer may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Issuer may not begin a new Optional Deferral Period unless the Issuer has paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods. During any Optional Deferral Period, the Issuer will not do any of the following:

(i)  declare or pay any dividends or distributions on any Capital Stock of the Issuer or the Company;

(ii)  redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of the Issuer or the Company;

(iii)  pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of the Issuer or the Guarantors that ranks equally with or junior to the Notes or the Guarantees in right of payment; or

(iv)  make any payments with respect to any guarantees by the Issuer or the Guarantors of any indebtedness if such guarantees rank equally with or junior to the Notes or the Guarantees in right of payment;

provided; however, during an Optional Deferral Period, the Issuer and the Guarantors may (a) declare and pay dividends or distributions payable solely in shares of the Issuer’s or the Company’s common stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of the Issuer’s or the Company’s common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by the Issuer or the Company to all holders of the Issuer’s or the Company’s common stock of rights entitling them to subscribe for or purchase common stock or any class or series of the Issuer’s or the Company’s preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of the Issuer’s or the Company’s common stock, (c) issue any of shares of the Issuer’s or the Company’s Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify the Issuer’s or the Company’s Capital Stock or exchange or convert one class or series of the Issuer’s or the Company’s Capital Stock for another class or series of the Issuer’s or the Company’s Capital Stock, (e) purchase fractional interests in shares of the Issuer’s or the Company’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (f) purchase, acquire or withhold shares of the Issuer’s or the Company’s common stock related to the issuance of the Issuer’s or the Company’s common stock or rights under any dividend reinvestment plan or related to any of the Issuer’s or the Company’s benefit plans for the Issuer’s or the Company’s directors, officers, employees, consultants or advisors, including any employment contract, and (g) for the avoidance of doubt, convert convertible Capital Stock of the Issuer or the Company into other Capital Stock of the Issuer or the Company in accordance with the terms of such convertible Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share).

The Issuer will give the Holders of the Notes and the Trustee notice of its election of, or any shortening or extension of, an Optional Deferral Period at least 10 Business Days prior to the earlier of (1) the next succeeding Interest Payment Date or (2) the date upon which the Issuer is required to give notice to any applicable self-regulatory organization or to Holders of the Notes of the next succeeding Interest Payment Date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the Interest Payment Date immediately following the last day of an Optional Deferral Period will be the Regular Record Date with respect to such Interest Payment Date.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

The indebtedness represented by the Notes and the Guarantees and the payment of the principal of and any premium or interest on each and all of the Notes of such series is subordinate in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), to the extent set forth in the

Indenture. Senior Indebtedness shall continue to be Senior Indebtedness with respect to the Notes irrespective of any amendment, modification or waiver of any term of the Notes or extension or renewal of the Notes (other than any such amendment, modification or waiver that makes the Notes subordinated or equal in right of payment to the Notes).

“Senior Indebtedness” means, with respect to the Notes and the Guarantees, (i) indebtedness of the Issuer or the Guarantors, whether outstanding at the date of the indenture or incurred, created or assumed after such date, (a) in respect of money borrowed by the Issuer or the Guarantors (including any financial derivative, hedging or futures contract or similar instrument, to the extent any such item is primarily a financing transaction) and (b) evidenced by debentures, bonds, notes, credit or loan agreements or other similar instruments or agreements issued or entered into by the Issuer or the Guarantors; (ii) all finance lease obligations of the Issuer or the Guarantors; (iii) all obligations of the Issuer or the Guarantors issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Issuer or the Guarantors and all obligations of the Issuer or the Guarantors under any title retention agreement (but excluding, for the avoidance of doubt, trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations of the Issuer or the Guarantors for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which the Issuer or the Guarantors are responsible or liable as obligor, guarantor or otherwise, except for any obligations, instruments or agreements of the type referred to in any of clauses (i) through (v) above that, by the terms of the instruments or agreements creating or evidencing the same or pursuant to which the same is outstanding, are subordinated or equal in right of payment to each of the Notes and the Guarantees.

The Issuer may redeem some or all of the Notes, at its option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the Notes being redeemed, plus, (subject to the provisions set forth in the Indenture regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date), accrued and unpaid interest on the Notes to be redeemed to but excluding the redemption date.

The Issuer may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event (as defined below) at a redemption price in cash equal to 100% of the principal amount of the Notes, plus, (subject to the provisions set forth in the Indenture regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date), accrued and unpaid interest on the Notes to but excluding the redemption date.

“Tax Event” means that the Issuer has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(i)	any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(ii)	an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(iii)	any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(iv)	a threatened challenge asserted in writing in connection with a tax audit of the Issuer or any of its affiliates or subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known after June 10, 2024, there is more than an insubstantial risk that interest payable by the Issuer on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Issuer (or a member of the U.S. consolidated group of which the Issuer is a member) for United States federal income tax purposes.

The Issuer may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event (as defined below) at a redemption price in cash equal to 102% of the principal amount of the Notes, plus, (subject to the provisions set forth in the Indenture regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date), accrued and unpaid interest on the Notes to but excluding the redemption date.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Issuer (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (a) as such methodology was in effect on June 10, 2024, in the case of any rating agency that published a rating for the Issuer as of June 10, 2024, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Issuer, in the case of any rating agency that first publishes a rating for the Issuer after June 10, 2024 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

Notice of Redemption. Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed in accordance with Section 1.06 of the Indenture. In the case of a partial redemption, selection of the Notes for redemption will be made by lot or by such other customary method prescribed by the Depositary. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of the original Note upon surrender for cancellation of the original Note. For so long as the Notes are held by the Depositary (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary, which may be on a pro rata pass-through distribution of principal basis. Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

If, at the time a notice of redemption is given, (i) the Issuer has not effected satisfaction and discharge of the Notes pursuant to Article Four of the Indenture and (ii) such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge of the Notes, then, if the notice of redemption so provides and at the Issuer’s option, the redemption may be subject to the condition that the

Trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the Notes called for redemption to but excluding the redemption date. If monies in such amount are not received by the Trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and the Issuer shall not be required to redeem the Notes called for redemption on such redemption date. In the event that a redemption is canceled, the Issuer will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the Holders of the Notes called for redemption (which notice will also indicate that any Notes or portions thereof surrendered for redemption shall be returned to the applicable Holders), and the Issuer will direct the Trustee to, and the Trustee will, promptly return any Notes or portions thereof that have been surrendered for redemption to the applicable Holders

If an Event of Default shall occur and be continuing, the principal of all the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Securities do not have the benefit of sinking fund obligations.

Sections 14.02 and 14.03 of the Original Indenture shall be applicable to the Securities of this series, upon compliance by the Original Indenture with certain conditions set forth therein, which provisions apply to this Security.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding affected by such amendment or modification. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all the Securities, to waive compliance by the Issuer with certain provisions of the Indenture and also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Securities with respect to which a Default shall have occurred and shall be continuing, on behalf of the Holders of all Outstanding Securities, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.

Initially, the Trustee will act as Paying Agent and Security Registrar. The Issuer may appoint and change any Paying Agent or Security Registrar without notice to the Holders. The Issuer or any of the Issuer’s subsidiaries may act as Paying Agent or Security Registrar.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any, on) and interest on this Security at the times, place, and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable on the Security Register of the Issuer, upon surrender of this Security for registration of transfer at the office or agency of the Issuer maintained for such purpose in the Borough of Manhattan, The City of New York duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any registration of transfer or exchange of Securities of this series, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to the time of due presentment of this Security for registration of transfer, the Issuer, the Trustee, and any agent of the Issuer or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Issuer, the Trustee, the Securities Administrator nor any agent shall be affected by notice to the contrary.

If at any time, (i) the Depositary for the Securities of this series notifies the Issuer that it is unwilling or unable or no longer qualified to continue as Depositary for the Securities of this series or if at any time the Depositary for the Securities of this series shall no longer be a clearing agency registered or in good standing under the Securities Exchange Act of 1934, as amended, and a successor Depositary is not appointed by the Issuer within 90 days after the Issuer receives such notice or becomes aware of such condition, as the case may be, (ii) the Issuer determines that the Securities of this series shall no longer be represented by a global Security or Securities or (iii) any Event of Default shall have occurred and be continuing with respect to the Securities of this series, then in such event the Issuer will execute and Trustee will authenticate and deliver Securities of this series in definitive registered form, in authorized denominations, and in an aggregate principal amount equal to the principal amount of this Security in exchange for this Security. Such Securities of this series in definitive registered form shall be registered in such names and issued in such authorized denominations as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Securities of this series to the Persons in whose names such Securities of this series are so registered.

In addition to the rights provided to Holders of Securities under the Indenture, Holders of the Securities of this series shall have the rights set forth in the Registration Rights Agreement, dated as of June 4, 2021, among the Issuer, the Guarantors and the initial purchasers named therein (the “Registration Rights Agreement”), including the right to receive the Exchange Notes and the additional interest as provided therein.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York.

All references herein to “dollars” or “$” means a dollar or other equivalent unit in such coin or currency of the United States of America as at the time should be legal tender for the payment of public and private debts, and all terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

GUARANTEE
OF
EMERA INCORPORATED
and
EMERA US HOLDINGS INC.

The obligations of each Guarantor to the Holders of the Securities of this series and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article Fifteen of the Original Indenture, and reference is hereby made to such Article and Indenture for the precise terms of the Guarantee.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of such Security of this series, upon which this notation of the Guarantee is endorsed, shall have been manually executed by the Trustee under such Indenture.

All terms used in this Guarantee which are defined in such Indenture shall have the meanings assigned to them in such Indenture.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

Executed and dated the date on the face hereof.

EMERA INCORPORATED

By:
Name:
Title:

By:
Name:
Title:

EMERA US HOLDINGS INC.

By:
Name:
Title:

By:
Name:
Title: